Exhibit 99.2

Spansion Emerges from Chapter 11 Reorganization

Company Exits with Significantly Reduced Debt and Strong Cash Position

SUNNYVALE, Calif., May 10, 2010 /PRNewswire via COMTEX News Network/ — Leading flash memory solutions provider, Spansion Inc., today announced that it has emerged from Chapter 11 reorganization. During the reorganization, Spansion focused its business on serving embedded and targeted wireless applications, resulting in four consecutive quarters of operating profit and $225 million in generated cash.

“We are pleased to have emerged from Chapter 11 a stronger, more focused company. As a result, we are better able to serve our customers,” said John Kispert, president and CEO of Spansion, who also pointed to a healthy balance sheet as the foundation for long-term success.

Spansion entered Chapter 11 reorganization with over $1.5 billion in debt. Today, Spansion emerged a well capitalized company with less than $480 million in debt and approximately $230 million in cash, which is supplemented with an undrawn credit line of up to $65 million. Stockholder’s equity was enhanced by a rights offering of approximately $105 million which is reflected in its cash position.

On March 1, 2009, Spansion filed for Chapter 11 bankruptcy protection. The company submitted its first plan of reorganization on October 26, 2009 and gained approval from the U.S. Bankruptcy Court on its amended disclosure statement on December 22, 2009. Spansion received confirmation from the U.S. Bankruptcy Court for its plan of reorganization on April 16, 2010 and emerged from Chapter 11 protection on May 10, 2010. As a result of Spansion’s emergence, Spansion’s old common stock has been canceled and no longer trades. Some pre-bankruptcy claims and other administrative matters will remain pending until they are resolved. However, effective as of today, Spansion is no longer under the jurisdiction of the U.S. Bankruptcy Court for the District of Delaware.

“Through the determination of the entire Spansion team, the company has remained focused on serving our customers as we restructured,” said Kispert. “Now that the reorganization process is behind us, we look forward to applying even greater energy to ensure our customers’ success in their chosen markets.”

About Spansion

Spansion’s technology is at the heart of electronics systems, powering everything from the internet of today to the smart grid of tomorrow, positively impacting people’s daily lives at work and play. Spansion’s broad Flash memory product portfolio, smart innovation and industry leading service and support are enabling customers to achieve greater efficiency and success in their target markets. For more information, visit http://www.spansion.com.

Spansion(R), the Spansion logo, MirrorBit(R), MirrorBit(R) Eclipse(TM), ORNAND(TM), EcoRAM(TM) and combinations thereof, are trademarks and registered trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Cautionary Statement

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements. The risks and uncertainties include the following: demand for the company’s Flash memory products may be lower than currently expected; average selling prices of the company’s products may decline; loss of key intellectual property arrangements may create a greatly increased risk of patent or other intellectual property infringement claims; instability of the global economy and tight credit markets could continue to adversely impact the company’s business in several respects, including adversely impacting credit quality and insolvency risk of the company and its customers and business partners, including suppliers and distributors, and resulting in reductions and deferrals of demand for the company’s products; the company may lose a key customer or experience a reduction of demand from a key customer; the company may not successfully develop, introduce and commercialize new products and technologies or accelerate its product development cycle; competitors may introduce new memory or other technologies that may make the company’s Flash memory products uncompetitive or obsolete; the company may fail to successfully develop next generation products; customers’ ability to change booked orders may lead to excess inventory; the company’s investments in research and development may not lead to timely improvements in technology; the company may experience manufacturing constraints internally or through its arrangements with third parties; the company may fail to achieve manufacturing efficiencies; fresh start accounting will likely have a meaningful impact on the company’s financial statements; the company may experience manufacturing disruptions of suppliers interrupt supply or increase prices for raw materials; intellectual property claims or litigation could cause the company to incur substantial costs or pay substantial damages or prohibit sales of the company’s products. The company urges investors to review in detail the risks and uncertainties discussed in the company’s Securities and Exchange Commission filings, including but not limited to the company’s most recent Annual Report on Form 10-K for and Quarterly Reports on Form 10-Q. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Spansion Inc.

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